Exhibit 99.1

Assured Guaranty Municipal Corp.

Condensed Consolidated and Combined Financial Statements

(Unaudited)

September 30, 2017

ASSURED GUARANTY MUNICIPAL CORP.

Assured Guaranty Municipal Corp.
Condensed Consolidated and Combined Balance Sheets (unaudited)
(dollars in millions except per share and share amounts)

	As of September 30, 2017	As of December 31, 2016
		As Adjusted
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $5,462 and $5,475)	$5,648	$5,547
Short-term investments, at fair value	629	165
Other invested assets (includes Surplus Note from affiliate of $300 and $300)	378	357
Total investment portfolio	6,655	6,069
Cash	25	32
Premiums receivable	726	358
Ceded unearned premium reserve	759	827
Reinsurance recoverable on unpaid losses	198	310
Salvage and subrogation recoverable	320	249
Credit derivative assets	3	7
Deferred tax asset, net	—	166
Financial guaranty variable interest entities’ assets, at fair value	580	644
Other assets	225	151
Total assets	$9,491	$8,813
Liabilities and shareholder's equity
Unearned premium reserve	$2,802	$2,530
Loss and loss adjustment expense reserve	844	816
Reinsurance balances payable, net	191	153
Credit derivative liabilities	87	97
Deferred tax liability, net	52	—
Current income tax payable	118	75
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	519	602
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	109	110
Other liabilities	359	249
Total liabilities	5,081	4,632
Commitments and contingencies (See Note 14)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($73,171 par value, 205 shares authorized; issued and outstanding)	15	77
Additional paid-in capital	802	778
Retained earnings	3,284	3,019
Accumulated other comprehensive income, net of tax of $53 and $17	100	12
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	4,201	3,886
Noncontrolling interest	209	295
Total shareholder's equity	4,410	4,181
Total liabilities and shareholder's equity	$9,491	$8,813
The accompanying notes are an integral part of these condensed financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated and Combined Statements of Operations (unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Net earned premiums	$96	$106	$261	$343
Net investment income	53	56	171	185
Net realized investment gains (losses):
Other-than-temporary impairment losses	(18)	(2)	(20)	(23)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	(7)	1	4	(3)
Net impairment loss	(11)	(3)	(24)	(20)
Other net realized investment gains (losses)	18	1	42	9
Net realized investment gains (losses)	7	(2)	18	(11)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	0	3	16	13
Net unrealized gains (losses)	(1)	9	5	18
Net change in fair value of credit derivatives	(1)	12	21	31
Fair value gains (losses) on committed capital securities	(2)	(11)	(2)	(23)
Fair value gains (losses) on financial guaranty variable interest entities	3	(12)	21	2
Other income (loss)	272	9	381	38
Total revenues	428	158	871	565
Expenses
Loss and loss adjustment expenses	129	8	185	99
Amortization of deferred ceding commissions	(5)	(4)	(12)	(11)
Other operating expenses	32	30	100	91
Total expenses	156	34	273	179
Income (loss) before income taxes	272	124	598	386
Provision (benefit) for income taxes
Current	(56)	3	21	80
Deferred	142	30	147	25
Total provision (benefit) for income taxes	86	33	168	105
Net income (loss)	186	91	430	281
Less: Noncontrolling interest	8	11	22	34
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$178	$80	$408	$247

The accompanying notes are an integral part of these condensed financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated and Combined Statements of Comprehensive Income (unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$186	$91	$430	$281
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $6, $(13), $40 and $25	22	(26)	90	43
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(7), $3, $0 and $(11)	(14)	6	(1)	(19)
Unrealized holding gains (losses) arising during the period, net of tax	8	(20)	89	24
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $2, $(1), $6 and $(3)	5	(2)	13	(6)
Change in net unrealized gains (losses) on investments	3	(18)	76	30
Change in cumulative translation adjustment, net of tax provision (benefit) of $3, $1, $2 and $(4)	2	(5)	14	(14)
Other comprehensive income (loss)	5	(23)	90	16
Comprehensive income (loss)	191	68	520	297
Less: Comprehensive income (loss) attributable to noncontrolling interest	8	9	24	34
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$183	$59	$496	$263

The accompanying notes are an integral part of these condensed financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated and Combined Statements of Shareholder’s Equity (unaudited)

For the Nine Months Ended September 30, 2017
(dollars in millions, except share data)

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2016	205	$77	$778	$3,019	$12	$3,886	$295	$4,181
Net income	—	—	—	408	—	408	22	430
Dividends	—	—	—	(143)	—	(143)	(42)	(185)
Other comprehensive income	—	—	—	—	88	88	2	90
Return of capital	—	—	—	—	—	—	(68)	(68)
Effect of common control acquisitions (see Note 2)	—	(62)	24	—	—	(38)	—	(38)
Balance at September 30, 2017	205	$15	$802	$3,284	$100	$4,201	$209	$4,410

For the Nine Months Ended September 30, 2016
(dollars in millions, except share data)

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock Par Value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2015	330	$30	$1,088	$2,992	$106	$4,216	$377	$4,593
Net income	—	—	—	247	—	247	34	281
Dividends	—	—	—	(192)	—	(192)	(114)	(306)
Other comprehensive income	—	—	—	—	16	16	0	16
Return of capital	—	—	—	—	—	—	(4)	(4)
Effect of common control acquisitions (see Note 2)	—	47	(11)	—	—	36	—	36
Balance at September 30, 2016	330	$77	$1,077	$3,047	$122	$4,323	$293	$4,616

The accompanying notes are an integral part of these condensed financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated and Combined Statements of Cash Flows (unaudited)
(in millions)

	Nine Months Ended September 30,
	2017	2016
Net cash flows provided by (used in) operating activities	$472	$(18)
Investing activities
Fixed-maturity securities:
Purchases	(847)	(502)
Sales	671	232
Maturities	424	564
Net sales (purchases) of short-term investments	(381)	54
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	93	89
Effect of common control combination for acquisitions (see Note 2)	72	1
Cash paid to acquire European Subsidiaries from affiliate (see Note 2)	(139)	—
Other	(28)	(12)
Net cash flows provided by (used in) investing activities	(135)	426
Financing activities
Dividends paid to Assured Guaranty Municipal Holdings Inc.	(142)	(192)
Dividends paid to AGC (see Note 11)	(42)	(114)
Return of capital to AGC (see Note 11)	(70)	(4)
Repayment of notes payable	(2)	(2)
Net paydowns of financial guaranty variable interest entities' liabilities	(100)	(101)
Net cash flows provided by (used in) financing activities	(356)	(413)
Effect of foreign exchange rate changes	4	(2)
Increase (decrease) in cash and restricted cash	(15)	(7)
Cash and restricted cash at beginning of period (see Note 10)	40	23
Cash and restricted cash at end of period (see Note 10)	$25	$16
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$6	$1
Interest	$0	$0

The accompanying notes are an integral part of these condensed financial statements.

Assured Guaranty Municipal Corp.
Notes to the Condensed Consolidated and Combined Financial Statements (unaudited)
September 30, 2017

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (AGM, or together with its direct and indirect subsidiaries, the Company), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (AGMH). AGMH is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets. AGM was formerly known as Financial Security Assurance Inc.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty (FG) insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. AGM and its indirect subsidiary Municipal Assurance Corp. (MAC) each markets its financial guaranty insurance directly to issuers and underwriters of, and investors in, public finance securities. In addition, AGM's direct subsidiary, Assured Guaranty (Europe) plc (formerly Assured Guaranty (Europe) Ltd. or AGE), provides financial guarantees for the international public finance (including infrastructure) market and, with the approval of the U.K. Prudential Regulation Authority (PRA), the asset-backed and other structured finance market. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). Contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (ISDA) documentation. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since 2008. Guidelines were issued in 2009 that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company actively pursues opportunities to terminate existing CDS, which terminations have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

On June 26, 2017, AGM purchased from its affiliate, Assured Guaranty Corp. (AGC), all of the shares of AGC’s direct, wholly owned subsidiaries, Assured Guaranty (UK) plc (AGUK), CIFG Europe S.A. (CIFGE) and Assured Guaranty (London) plc (AGLN) (collectively, the European Subsidiaries), and then immediately contributed the European Subsidiaries to AGM’s wholly owned subsidiary, AGE. Please refer to Note 2, Common Control Acquisition.

Basis of Presentation

The unaudited interim condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim condensed financial statements are as of September 30, 2017 and cover the three-month period ended September 30, 2017 (Third Quarter 2017), the three-month period ended September 30, 2016 (Third Quarter 2016), the nine-

month period ended September 30, 2017 (Nine Months 2017) and the nine-month period ended September 30, 2016 (Nine Months 2016). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data comprises amounts derived from the AGM consolidated audited financial statements, combined with the corresponding amounts attributable to the European Subsidiaries purchased on June 26, 2017. Please refer to Note 2, Common Control Acquisition for additional information.

The unaudited interim condensed financial statements include the accounts of AGM, its direct and indirect subsidiaries (collectively, the Subsidiaries), and its consolidated VIEs. Amounts for all periods prior to June 26, 2017 have been retrospectively adjusted on a combined basis to include the European Subsidiaries from the date the common control began for each subsidiary. Please refer to Note 2, Common Control Acquisition for additional information.

Intercompany accounts and transactions between and among all consolidated and combined entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

These unaudited interim condensed financial statements should be read in conjunction with the annual consolidated financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 17, 2017, filed with the U.S. Securities and Exchange Commission (the SEC).

AGM's direct and indirect subsidiaries are as follows:

•	AGE, organized in the U.K. and 100% owned by AGM, and its direct subsidiaries: AGUK, CIFGE and AGLN;

•	Municipal Assurance Holdings Inc. (MAC Holdings), incorporated in Delaware and 60.7% owned by AGM and 39.3% owned by AGM's affiliate, AGC. MAC Holdings owns 100% of MAC domiciled in New York.

Adopted Accounting Standards

Statement of Cash Flows

In November 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which addresses the presentation of changes in restricted cash and restricted cash equivalents in the statement of cash flows with the objective of reducing the existing diversity in practice. Under the ASU, entities are required to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.  As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows.  When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation be presented either on the face of the statement of cash flows or in the notes to the financial statements showing the totals in the statement of cash flows to the related captions in the balance sheet. The ASU was adopted on January 1, 2017 and was applied retrospectively. The required reconciliation is shown in Note 10, Investments and Cash.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The ASU was adopted on January 1, 2017 and did not have an effect on the Company’s condensed consolidated statements of cash flows for the periods presented.

Share-Based Payments

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows.  The new guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than it previously could for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. The ASU was adopted January 1, 2017 with no material effect on the financial statements.

Future Application of Accounting Standards

Income Taxes

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods.  The ASU’s amendments are to be applied on a modified retrospective basis recognizing the effects in retained earnings as of the beginning of the year of adoption. The Company does not expect this ASU to have a material effect on its financial statements.

Financial Instruments

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU are intended to make targeted improvements to GAAP by addressing certain aspects of recognition, measurement, presentation, and disclosure of financial instruments.

Under the ASU, certain equity securities will need to be accounted for at fair value with changes in fair value recognized through net income instead of other comprehensive income (OCI). The Company does not expect that the amendment related to certain equity securities will have a material effect on its financial statements.

Another amendment pertains to liabilities that an entity has elected to measure at fair value in accordance with the fair value option for financial instruments. For these liabilities, the portion of fair value change related to instrument specific credit risk will be separately presented in OCI as opposed to the income statement. The Company elected the fair value option to account for its consolidated FG VIEs. The Company is evaluating the effect that the ASU will have on its consolidated FG VIEs.

The ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the fiscal year in which the guidance is adopted.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. This ASU has no effect on the accounting for purchased callable debt securities held at a discount.  ASU 2017-08 is to be applied using a modified retrospective approach through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption.  The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  Early adoption is permitted.  The Company does not expect this ASU to have a material effect on its financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the effect that this ASU will have on its financial statements.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions will be required to use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU also eliminates the concept of “other than temporary” from the impairment model for certain available-for-sale securities. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount by which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For debt securities classified as available-for-sale, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively. The Company is evaluating the effect that this ASU will have on its financial statements.

2.	Common Control Acquisition

The purchase of the European Subsidiaries was an initial step in Assured Guaranty's efforts to merge the operations of its four affiliated European insurance companies (the European Subsidiaries and AGE). It was approved by the New York State Department of Financial Services, the Maryland Insurance Administration (MIA) and the PRA. While Assured Guaranty, the European Subsidiaries and AGE have received certain regulatory approvals for this initial step of the proposed combination of the European Subsidiaries and AGE, that combination is subject to further regulatory approvals and to certain court approvals. As a result, the Company cannot predict whether, or when, such combination will be completed.

As the Company and the European Subsidiaries were under common control at the time of the acquisition, it is required under U.S. GAAP to account for this acquisition in a method that is similar to the pooling-of-interests method. Under this method of accounting, AGM's consolidated and combined financial statements and disclosures reflect the European Subsidiaries' historical carryover basis in the assets and liabilities instead of reflecting the fair value of the assets and liabilities.

In accordance with ASC 250-10-45-21, the financial statements and disclosures for all prior periods presented in this report have been retrospectively adjusted to reflect the combination of AGM and the European Subsidiaries as if the combinations had been in effect from the date common control began for each of the subsidiaries. As such, AGUK is reflected within these financial statements for all periods presented, while CIFGE is reflected for all periods subsequent to its purchase by Assured Guaranty on July 1, 2016, and AGLN is reflected for all periods subsequent to its purchase by Assured Guaranty on January 10, 2017. The consideration paid is reflected on June 26, 2017, the date of transfer.

The total consideration of $411 million paid by AGM to purchase AGC's European Subsidiaries consisted of: (i) $344 million gross principal amount of the Series A-1 Floating Rate Guaranteed Notes due December 21, 2035 issued by Orkney Re II plc (the Orkney Bonds), with a fair value of $272 million; and (ii) $139 million of cash.  The GAAP book value of the European Subsidiaries transferred to AGM as of June 26, 2017 was $651 million. In addition, AGC's $55 million deferred tax liability on unremitted earnings of the European Subsidiaries was transferred to AGM resulting in net assets transferred to AGM of $596 million.

AGUK guarantees the Orkney Bonds through a financial guarantee; it cedes 90% of the exposure to AGC and retains the remaining 10%. The $344 million principal amount of Orkney Bonds included in consideration transferred constituted 90%

of the total $383 million of Orkney Bonds owned by AGM. AGM sold the remaining 10% of the Orkney Bonds it held to AGUK. As AGUK is now an indirect subsidiary of AGM, in accordance with the Company's accounting policy, the 10% of the Orkney Bonds owned by AGUK are recorded excluding the value of the AGUK's financial guarantee, and are carried in the financial statements on the same basis as the common parent, Assured Guaranty US Holdings Inc. (AGUS).

The net gain on the purchase of the European Subsidiaries of approximately $185 million is recorded as a direct increase to shareholder's equity. As of June 30, 2017, the cumulative effect on shareholder's equity is shown in the table below. As previously discussed, the financial statements for prior periods have been presented on a combined basis as if the European Subsidiaries had been part of the AGM group as of the inception of common control. As each of the European Subsidiaries came under common control on a different date, the components of the net carrying value transferred are reflected in the financial statements in various periods. The consideration paid is reflected on the date of the transfer (June 26, 2017).

Impact of Purchase of the European Subsidiaries

(in millions)
Consideration paid	$411

Carrying value of European Subsidiaries (1)	651
Deferred tax liabilities transferred	(55)
Net carrying value transferred	596

Net increase in shareholders equity	$185
_____________________

(1)	Includes a $2.4 million gain related to the elimination of the AGUK financial guaranty on its 10% net retained exposure on Orkney Bonds

3.    Ratings

The financial strength ratings (or similar ratings) for the Company’s insurance companies, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time.  In addition, the Company periodically assesses the value of each rating assigned to each of its companies, and as a result of such assessment may request that a rating agency add or drop a rating from certain of its companies.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC	Kroll Bond Rating Agency	Moody’s Investors Service Inc.
AGM	AA (stable) (6/26/17)	AA+ (stable) (12/14/16)	A2 (stable) (8/8/16)
MAC	AA (stable) (6/26/17)	AA+ (stable) (7/14/17)	—
AGE	AA (stable) (6/26/17)	—	A2 (stable) (8/8/16)
AGUK	AA (stable) (6/26/17)	—	(1)
AGLN	BB (positive) (1/12/17)	—	(2)
CIFGE	—	—	—
____________________

(1)
AGC requested that Moody’s Investors Service, Inc. (Moody's) withdraw its financial strength ratings of AGC and AGUK in January 2017, but Moody's denied that request. Moody’s continues to rate AGC A3 (stable) and AGUK A3. Moody's put AGUK on review for upgrade on June 27, 2017, following its transfer to AGM.

(2)
Assured Guaranty did not request that Moody's rate AGLN. Moody's continues to rate AGLN, and upgraded its rating to Baa2 (stable) on January 13, 2017, following its acquisition by AGC, and then to Baa1 on review for further upgrade on June 27, 2017, following its transfer to AGM.

There can be no assurance that any of the rating agencies will not take negative action on their financial strength ratings of AGM or its insurance subsidiaries in the future.

For a discussion of the effects of rating actions on the Company, please refer to Note 6, Contracts Accounted for as Insurance, and Note 13, Reinsurance and Other Monoline Exposures.
4.    Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled credits, it may underwrite new issuances that it views as below-investment-grade (BIG). The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding. AGM's wholly owned subsidiary, AGE, provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market, subject to regulatory approval.

Debt service and par outstanding exposures presented in these financial statements are presented on a consolidated and combined basis. That is, amounts presented include 100% of the exposures of AGM, AGE, the European Subsidiaries and MAC, despite the fact that AGM indirectly owns only 60.7% of MAC.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter.

Credits identified as BIG are subjected to further review to determine the probability of a loss. Please refer to Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company generally calculates present value using a discount rate of 5%. (Risk-free rates are used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and debt service outstanding, which amounts are included in the investment portfolio, because it manages such securities as investments and not insurance exposure. As of September 30, 2017 and December 31, 2016, the Company excluded $698 million and $752 million, respectively, of net par related to loss mitigation securities, (which are mostly BIG), and other loss mitigation strategies. The following table presents the gross and net debt service for financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding(1)
	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
	(in millions)
Public finance	$348,940	$351,989	$253,897	$248,518
Structured finance	8,523	15,979	7,879	14,299
Total financial guaranty	$357,463	$367,968	$261,776	$262,817
_____________________

(1)
Includes 100% of MAC's gross and net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%. The net debt service outstanding amount includes $61.0 billion and $77.5 billion as of September 30, 2017 and December 31, 2016, respectively, from MAC.

All of the outstanding commitments AGM had as of September 30, 2017 have expired as of the date of this filing.

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2017

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$736	0.6%	$801	2.6%	$1,334	24.7%	$231	33.8%	$3,102	1.8%
AA	22,133	16.4	226	0.7	1,887	34.9	28	4.1	24,274	14.0
A	78,249	57.9	11,900	37.6	76	1.5	71	10.4	90,296	52.3
BBB	30,529	22.6	17,037	53.8	67	1.2	250	36.6	47,883	27.7
BIG	3,402	2.5	1,693	5.3	2,040	37.7	103	15.1	7,238	4.2
Total net par outstanding (1)	$135,049	100.0%	$31,657	100.0%	$5,404	100.0%	$683	100.0%	$172,793	100.0%
_____________________

(1)	Includes $44.8 billion of net par outstanding as of September 30, 2017, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2016

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$1,684	1.1%	$546	3.4%	$5,727	54.5%	$1,177	67.4%	$9,134	5.1%
AA	30,808	20.5	165	1.0	2,465	23.4	32	1.8	33,470	18.7
A	83,901	55.5	4,557	28.4	67	0.6	144	8.2	88,669	49.4
BBB	31,887	21.1	9,969	62.3	80	0.8	223	12.7	42,159	23.5
BIG	2,789	1.8	781	4.9	2,175	20.7	174	9.9	5,919	3.3
Total net par outstanding (1)	$151,069	100.0%	$16,018	100.0%	$10,514	100.0%	$1,750	100.0%	$179,351	100.0%
_____________________

(1)	Includes $56.6 billion of net par outstanding as of December 31, 2016, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of September 30, 2017

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,334	$263	$1,805	$3,402	$135,049
Non-U.S. public finance	1,477	216	—	1,693	31,657
Public finance	2,811	479	1,805	5,095	166,706
Structured finance:
U.S. Residential mortgage-backed securities (RMBS)	27	167	1,768	1,962	3,042
Other structured finance	102	39	40	181	3,045
Structured finance	129	206	1,808	2,143	6,087
Total	$2,940	$685	$3,613	$7,238	$172,793
____________________

(1)	There is no BIG net par outstanding for credit derivatives as of September 30, 2017.

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2016

	BIG Net Par Outstanding				Net Par
	BIG 1 (1)	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$967	$1,082	$740	$2,789	$151,069
Non-U.S. public finance	781	—	—	781	16,018
Public finance	1,748	1,082	740	3,570	167,087
Structured finance:
U.S. RMBS	45	255	1,793	2,093	3,293
Other structured finance	174	48	34	256	8,971
Structured finance	219	303	1,827	2,349	12,264
Total	$1,967	$1,385	$2,567	$5,919	$179,351
____________________

(1)	Includes $53 million of BIG net par outstanding comprising 3 risks for credit derivatives.

Exposure to Puerto Rico

The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations, aggregating $2.3 billion net par as of September 30, 2017. Of that amount, $2.2 billion is rated BIG, while the remainder is rated AA since it relates to second-to-pay policies on obligations insured by an affiliate of the Company. The amount, as of September 30, 2017, includes $391 million related to the 2017 commutations of previously ceded business. Please refer to Note 13, Reinsurance and Other Monoline Exposures, for more information. In recent years, Puerto Rico has experienced significant general fund budget deficits and a challenging economic environment. Beginning on January 1, 2016, a number of Puerto Rico credits have defaulted on bond payments, and the Company has now paid claims on most of its Puerto Rico credits as shown in the table "Puerto Rico Net Par Outstanding" below.

On November 30, 2015 and December 8, 2015, Governor García Padilla of Puerto Rico (the Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA). The Puerto Rico credits insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding” below.

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law by the President of the United States. PROMESA establishes a seven-member federal financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law.

On January 2, 2017, Ricardo Antonio Rosselló Nevares (the Governor) took office, replacing the Former Governor. On January 29, 2017, the Governor signed the Puerto Rico Emergency and Fiscal Responsibility Act (Emergency Act) that, among other things, defined an emergency period that has since been extended to December 31, 2017, continued diversion of collateral away from bonds the Company insures, and defined the powers and duties of the Fiscal Agency and Financial Advisory Authority (FAFAA).

In mid-March 2017, the Oversight Board certified Puerto Rico’s fiscal plan, dated March 13, 2017 (Fiscal Plan). The Fiscal Plan provides only approximately $7.9 billion for Commonwealth debt service over the next ten years, an amount less than scheduled debt service for such period. The Fiscal Plan itself acknowledges that there are a number of legal and contractual issues not addressed by the Fiscal Plan. On April 28, 2017, the Oversight Board approved fiscal plans for Puerto Rico Electric Power Authority (PREPA) and PRHTA to amend its proposed plan in several ways. The PRHTA plan assumes that PRHTA will not pay any debt service at least through 2026. The Company does not believe the fiscal plans of PRHTA in its current form complies with certain mandatory requirements of PROMESA.

    On May 3, 2017, the Oversight Board filed a petition with the Federal District Court of Puerto Rico for the Commonwealth under Title III of PROMESA. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code). On May 5, 2017, the Oversight Board certified a filing under Title III of PROMESA for the Puerto Rico Sales Tax Financing Corporation (COFINA). On May 21, 2017, the Board filed a petition under Title III of PROMESA for PRHTA. On July 2, 2017, after the rejection by the Oversight Board and termination by PREPA of the Restructuring Support Agreement (RSA) described below, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA.

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. Please see “Puerto Rico Recovery Litigation” below.

Judge Laura Taylor Swain of the Southern District of New York was selected by Chief Justice John Roberts of the United States Supreme Court to preside over any proceedings under PROMESA. Judge Swain has selected a team of five federal judges to act as mediators for certain issues and disputes.

On September 20, 2017, Hurricane Maria made landfall in Puerto Rico as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and widespread devastation in the Commonwealth. Damage to the Commonwealth’s infrastructure, including the power grid, water system and transportation system, was extensive, with the entire island being without power in the aftermath of the storm. Officials continue to assess the extent of the damage, but rebuilding and economic recovery are expected to take years. While the federal government is expected to provide very substantial resources for relief and rebuilding -- which is expected to help economic activity and address the Commonwealth’s infrastructure needs in the intermediate and longer term -- economic activity in general and tourism in particular, as well as tax collections, are all expected to decline in the short term. Out migration to the mainland is also expected to increase, at least initially.

Litigation and mediation related to the Commonwealth’s debt have been delayed by Hurricane Maria. The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain. In addition, federal income tax reform and related legislation being reconciled in the U.S. Congress, if enacted, may adversely impact Puerto Rico's economy, and the final form of any such legislation and its impact on obligations insured by the Company are also uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company. Prior to the enactment of PROMESA, the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that Puerto Rico's attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief. Please see "Puerto Rico Recovery Litigation" below.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of September 30, 2017, the Company had $670 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. On July 1, 2016, despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds, and has continued to make claim payments on these bonds. As noted above, the Oversight Board filed a petition under Title III of PROMESA with respect to the Commonwealth.

Puerto Rico Public Buildings Authority (PBA). As of September 30, 2017, the Company had $9 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. On July 1, 2016, despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds, and has continued to make claim payments on these bonds.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of September 30, 2017, the Company had $252 million insured net par outstanding of PRHTA (transportation revenue) bonds and $358 million insured net par of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company made its first claim payments on these bonds. As noted above, on April 28, 2017, the Oversight Board approved a fiscal plan for PRHTA that PRHTA will not pay any debt service at least through 2026. The Company does not believe the PRHTA fiscal plan in its current form complies with certain mandatory requirements of PROMESA.

Other Public Corporations

PREPA. As of September 30, 2017, the Company had $547 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system.

On December 24, 2015, AGM and AGC entered into an RSA with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that would, subject to certain conditions, result in, among other things, modernization of the utility and a restructuring of current debt. Upon finalization of the contemplated restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate) would be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers.

In March 2017, the Governor indicated a desire to modify certain aspects of the RSA. On April 6, 2017, the Governor announced that an agreement in principle had been reached to supplement the RSA. As supplemented, the RSA called for AGM and AGC to provide surety insurance policies aggregating approximately $113 million ($14 million for AGC and $99 million for AGM) to support the securitization bonds contemplated by the RSA, to extend the maturity of all of the relending financing provided in 2016, and to provide $120 million of principal payment deferrals in 2018 through 2023. In addition, the RSA as supplemented provided for a consensual restructuring under Title VI of PROMESA.

The Oversight Board did not certify the RSA under Title VI of PROMESA as the Company believes is required by PROMESA, but rather, on July 2, 2017, commenced proceedings for PREPA under Title III of PROMESA. PREPA defaulted on its July 1, 2017 debt service payments, and the Company made its first claim payments on these bonds to bondholders as a result of these defaults. The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to the PREPA obligations it insures and the RSA are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. Please see “Puerto Rico Recovery Litigation” below.

Municipal Finance Agency (MFA). As of September 30, 2017, the Company had $221 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

COFINA. As of September 30, 2017, the Company had $263 million insured net par outstanding of junior COFINA bonds, which are secured primarily by a second lien on certain sales and use taxes. As noted above, the Oversight Board filed a petition on behalf of the Commonwealth under Title III of PROMESA. On August 1, 2017, certain insured debt service payments on junior COFINA bonds were not made, and the Company made its first claim payments on these bonds.

Puerto Rico Recovery Litigation

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation (Ambac) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico (Federal District Court in Puerto Rico) to invalidate the executive orders issued by the Former Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, Puerto Rico Convention Center District Authority and Puerto Rico Infrastructure Financing Authority. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the Court denied on October 4, 2016. On October 14, 2016, the

Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the Court stayed the action under Title III of PROMESA.

On May 3, 2017, AGM and AGC filed in the Federal District Court in Puerto Rico an adversary complaint seeking a judgment that the Commonwealth's Fiscal Plan violates various sections of PROMESA and the Contracts, Takings and Due Process Clauses of the U.S. Constitution, an injunction enjoining the Commonwealth and Oversight Board from presenting or proceeding with confirmation of any plan of adjustment based on the Fiscal Plan, and a stay on the confirmation of any plan of adjustment based on the Fiscal Plan pending development of a fiscal plan that complies with PROMESA and the U.S. Constitution. On October 6, 2017, AGC and AGM voluntarily withdrew without prejudice the complaint, based on their expectation that the Fiscal Plan would be modified as a result of Hurricane Maria.

On May 16, 2017, The Bank of New York Mellon, as trustee for the bonds issued by COFINA, filed an adversary complaint for interpleader and declaratory relief with the Federal District Court in Puerto Rico to resolve competing and conflicting demands made by various groups of COFINA bondholders, insurers of certain COFINA Bonds and COFINA, regarding funds held by the trustee for certain COFINA bond debt service payments scheduled to occur on and after June 1, 2017. On May 19, 2017, an order to show cause was entered permitting AGC and AGM to intervene in this matter.

On June 3, 2017, AGC and AGM filed an adversary complaint in Federal District Court in Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA Bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA Bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code.

On June 26, 2017, AGM and AGC filed a complaint in Federal District Court in Puerto Rico seeking (i) a declaratory judgment that the PREPA RSA is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. That motion was denied on September 14, 2017. AGM and AGC filed a notice of appeal on September 28, 2017.

On August 7, 2017, AGC and AGM filed an adversary complaint in Federal District Court in Puerto Rico seeking, among other things, judgment against defendants (i) declaring that the application of pledged special revenues to the payment of the PREPA Bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PREPA Bonds under the Bankruptcy Code; (ii) declaring that capital expenditures and all other expenses that do not constitute current, reasonable and necessary operating expenses may not be paid from pledged special revenues prior to the payment of debt service on the PREPA Bonds, and (iii) enjoining defendants from taking or causing to be taken any action that would further violate the special revenue protections provided to the PREPA Bonds under the Bankruptcy Code; and (iv) ordering defendants to remit the pledged special revenues securing the PREPA Bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On October 13, 2017, AGC and AGM voluntarily withdrew without prejudice the complaint, in order to allow PREPA to focus on emergency efforts to restore electricity to the island's residents and businesses in the wake of Hurricane Maria.

All Puerto Rico exposures are internally rated BIG, except the General Obligation, PBA and PRHTA (Transportation revenue) second-to-pay policies on an affiliate exposure which are rated AA based on the obligation of the Company's affiliate to pay under its insurance policy if the obligor fails to pay. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
	(in millions)
Exposure to Puerto Rico	$3,368	$3,542	$5,321	$5,672

Puerto Rico
Net Par Outstanding (1)

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (2) (3)	$669	$677
Commonwealth of Puerto Rico - General Obligation Bonds (Second-to-pay policies on affiliate exposure)	1	3
Commonwealth of Puerto Rico - General Obligation Bonds total	670	680
PBA (Second-to-pay policies on affiliate exposure)	9	11
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (2) (3)	167	190
PRHTA (Transportation revenue) (Second-to-pay policies on affiliate exposure)	85	83
PRHTA (Transportation revenue) total	252	273
PRHTA (Highways revenue) (2) (3)	358	213
Other Public Corporations
PREPA (2) (3)	547	417
COFINA (2) (3)	263	262
MFA	221	175
Total net exposure to Puerto Rico	$2,320	$2,031
__________________

(1)
The September 30, 2017 amounts include $391 million (which comprises $36 million of General Obligation Bonds, $134 million of PREPA, $144 million of PRHTA (Highways revenue), $75 million of MFA, and $2 million of PRHTA (Transportation revenue)) related to 2017 commutations of previously ceded business. Please refer to Note 13, Reinsurance and Other Monoline Exposures, for more information.

(2)	As of the date of this filing, the Company has paid claims on these credits.

(3)    As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these credits.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of September 30, 2017

	Scheduled BIG Net Par Amortization	Scheduled BIG Net Debt Service Amortization
	(in millions)
2017 (October 1 – December 31)	$0	$2
2018 (January 1 - March 31)	0	54
2018 (April 1 - June 30)	0	2
2018 (July 1 - September 30)	77	131
2018 (October 1 - December 31)	0	2
Subtotal 2018	77	189
2019	107	215
2020	111	214
2021	69	167
2022-2026	581	994
2027-2031	495	776
2032-2036	470	626
2037-2041	164	227
2042-2043	151	159
Total	$2,225	$3,569

Exposure to the U.S. Virgin Islands

The Company has $331 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rates $148 million BIG. The $183 million USVI net par the Company rates investment grade is comprised primarily of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $148 million BIG USVI net par comprises (a) Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI and (b) bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to this year’s hurricanes and has made its debt service payments to date.

Exposure to the Selected European Countries

The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal, and Spain (collectively, the Selected European Countries). The Company’s direct economic exposure to the Selected European Countries based on par is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of September 30, 2017

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sub-sovereign exposure(2)	$166	$728	$73	$370	$1,337
Non-sovereign exposure(3)	121	338	—	—	459
Total	$287	$1,066	$73	$370	$1,796
Total BIG (See Note 5)	$214	$—	$73	$370	$657
____________________

(1)	While exposures are shown in U.S. dollars, the obligations are in various currencies, primarily euros.

(2)
Sub-sovereign exposure in Selected European Countries includes transactions backed by receivables from or supported by sub-sovereigns, which are governmental or government-backed entities other than the ultimate governing body of the country.

(3)	Non-sovereign exposure in Selected European Countries includes debt of regulated utilities and RMBS.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk.

The Company has excluded from the exposure table above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $3 million to Selected European Countries in transactions with $0.2 billion of net par outstanding.

5.    Expected Loss to be Paid

Loss Estimation Process

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model. The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions and scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid. For information on the Company's loss estimation process, please refer to Note 4, Expected Loss to be Paid, of the annual consolidated financial statements of AGM for the year ended December 31, 2016 included in Exhibit 99.1 in AGL's Form 8-K dated March 17, 2017, filed with the SEC.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the expected recoveries/(payables) for breaches of representations and warranties (R&W) and other expected recoveries. The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 2.94% with a weighted average of 2.28% as of September 30, 2017 and 0.0% to 3.23% with a weighted average of 2.69% as of December 31, 2016.

Net Expected Loss to be Paid
Roll Forward

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Net expected loss to be paid, beginning of period	$587	$512	$521	$584
Net expected loss to be paid on the AGLN portfolio as of January 10, 2017	—	—	21	—
Economic loss development (benefit) due to:
Accretion of discount	3	2	10	8
Changes in discount rates	(3)	(12)	12	26
Changes in timing and assumptions	107	(9)	110	(33)
Total economic loss development (benefit)	107	(19)	132	1
Net (paid) recovered losses	(63)	(69)	(43)	(161)
Net expected loss to be paid, end of period	$631	$424	$631	$424

Net Expected Loss to be Paid
Roll Forward by Sector
Third Quarter 2017

	Net Expected Loss to be Paid (Recovered) as of June 30, 2017	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2017 (2)
	(in millions)
Public finance:
U.S. public finance	$389	$121	$(79)	$431
Non-U.S. public finance	32	0	5	37
Public finance	421	121	(74)	468
Structured finance:
U.S. RMBS	149	(13)	11	147
Other structured finance	17	(1)	0	16
Structured finance	166	(14)	11	163
Total	$587	$107	$(63)	$631

Net Expected Loss to be Paid
Roll Forward by Sector
Third Quarter 2016

	Net Expected Loss to be Paid (Recovered) as of June 30, 2016	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2016
	(in millions)
Public finance:
U.S. public finance	$316	$13	$(65)	$264
Non-U.S. public finance	25	(1)	—	24
Public finance	341	12	(65)	288
Structured finance:
U.S. RMBS	133	(23)	(5)	105
Other structured finance	38	(8)	1	31
Structured finance	171	(31)	(4)	136
Total	$512	$(19)	$(69)	$424

Net Expected Loss to be Paid
Roll Forward by Sector
Nine Months 2017

	Net Expected Loss to be Paid (Recovered) as of December 31, 2016 (2)	Net Expected Loss to be Paid on AGLN as of January 10, 2017	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2017 (2)
	(in millions)
Public finance:
U.S. public finance	$323	$—	$188	$(80)	$431
Non-U.S. public finance	22	13	(3)	5	37
Public finance	345	13	185	(75)	468
Structured finance:
U.S. RMBS	147	—	(35)	35	147
Other structured finance	29	8	(18)	(3)	16
Structured finance	176	8	(53)	32	163
Total	$521	$21	$132	$(43)	$631

Net Expected Loss to be Paid
Roll Forward by Sector
Nine Months 2016

	Net Expected Loss to be Paid (Recovered) as of December 31, 2015	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2016
	(in millions)
Public finance:
U.S. public finance	$214	$124	$(74)	$264
Non-U.S. public finance	26	(2)	—	24
Public finance	240	122	(74)	288
Structured finance:
U.S. RMBS	302	(110)	(87)	105
Other structured finance	42	(11)	0	31
Structured finance	344	(121)	(87)	136
Total	$584	$1	$(161)	$424
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $3 million and $1 million in loss adjustment expenses (LAE) for Third Quarter 2017 and 2016, respectively, and $6 million and $5 million in LAE for Nine Months 2017 and 2016, respectively.

(2)    Includes expected LAE to be paid of $9 million as of September 30, 2017 and $3 million as of December 31, 2016.

The following table presents the present value of net expected loss to be paid and the net economic loss development for all contracts by accounting model.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of September 30, 2017	As of December 31, 2016	Third Quarter 2017	Third Quarter 2016	Nine Months 2017	Nine Months 2016
	(in millions)
Financial guaranty insurance	$551	$434	$108	$(8)	$143	$14
FG VIEs (1) and other	80	90	(1)	(3)	(3)	(5)
Credit derivatives (2)	—	(3)	—	(8)	(8)	(8)
Total	$631	$521	$107	$(19)	$132	$1
___________________
(1)    See Note 9, Consolidated Variable Interest Entities.

(2)    See Note 8, Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.3 billion net par as of September 30, 2017, $2.2 billion of which is rated BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 4, Outstanding Exposure.

As of September 30, 2017, the Company has insured $213 million net par outstanding of general obligation bonds issued by the City of Hartford, Connecticut, which has recently experienced financial distress.  The Company rates $212 million net par of that BIG, with the remainder being a second-to-pay policy rated investment grade. The mayor of Hartford announced that the city would be unable to meet its financial obligations by early November 2017 if the State of Connecticut failed to enact a budget, and hired bankruptcy consultants.  On October 31, 2017, the State adopted a budget providing for substantial payments to the City, placing the City under State oversight and providing an avenue for the City to issue debt backed by the State.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. As of September 30, 2017, the Company’s net par subject to the plan consists of $61 million of pension obligation bonds. As part of the plan of adjustment, the City will repay any claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City’s revenue growth.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of September 30, 2017, including those mentioned above, which incorporated the likelihood of the various outcomes, will be $431 million, compared with a net expected loss of $323 million as of December 31, 2016. Economic loss development in Third Quarter 2017 was $121 million and economic loss development for Nine Months 2017 was $188 million which was primarily attributable to Puerto Rico exposures.

Selected Non - U.S. Public Finance Transactions

The Company insures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the related sub-sovereigns also to default. The Company's exposure net of reinsurance to these Spanish and Portuguese credits is $370 million and $73 million, respectively. The Company rates all of these exposures BIG due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities. The Company's exposure net of reinsurance to these Hungarian credits is $166 million, all of which is rated BIG.

As part of the acquisition of the European Subsidiaries, the Company now also insures an obligation backed by the availability and toll revenues of a major arterial road into a city in the U.K. with $216 million of net par outstanding as of September 30, 2017. This transaction has been underperforming due to lower traffic volume and higher costs compared with expectations at underwriting.

These transactions, together with other non-U.S. public finance insured obligations, had expected loss to be paid of $37 million as of September 30, 2017, compared with $22 million as of December 31, 2016. The common control acquisition of AGLN added $13 million of net expected loss as of January 2017. The economic loss development during Third Quarter 2017 was flat. The economic benefit of approximately $3 million during Nine Months 2017 was due mainly to the improved internal outlook of certain European sovereigns and sub-sovereign entities.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

Third Quarter 2017 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including delinquencies, liquidation rates and loss severities) as well as the residential property market and economy in general, the Company chose to make the changes to the assumptions it uses to project RMBS losses shown in the tables of assumptions in the sections below.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	September 30, 2017	June 30, 2017	December 31, 2016
Delinquent/Modified in the Previous 12 Months
Alt-A	20%	20%	25%
Option ARM	20	20	25
Subprime	20	20	25
30 - 59 Days Delinquent
Alt-A	30	30	35
Option ARM	35	35	35
Subprime	40	40	40
60 - 89 Days Delinquent
Alt-A	40	40	45
Option ARM	45	45	50
Subprime	50	45	50
90 + Days Delinquent
Alt-A	50	50	55
Option ARM	55	55	55
Subprime	55	55	55
Bankruptcy
Alt-A	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A	65	60	65
Option ARM	65	65	65
Subprime	65	65	65
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate (CDR) trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 5.75 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of September 30, 2017		As of June 30, 2017		As of December 31, 2016
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	3.6% - 11.0%	5.5%	3.4% - 10.1%	5.5%	3.9% - 10.5%	6.1%
Final CDR	0.2% - 0.5%	0.3%	0.2% - 0.5%	0.3%	0.2% - 0.5%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	80%		80%		80%
2007+	70%		70%		70%
Option ARM
Plateau CDR	3.2% - 6.6%	5.4%	3.7% - 6.7%	5.5%	3.2% - 7.0%	5.7%
Final CDR	0.2% - 0.3%	0.3%	0.2% - 0.3%	0.3%	0.2% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	70%		70%		70%
2007+	75%		75%		75%
Subprime
Plateau CDR	4.3% - 11.4%	7.9%	4.4% - 11.3%	7.9%	4.3% - 10.1%	8.1%
Final CDR	0.2% - 0.6%	0.4%	0.2% - 0.6%	0.4%	0.2% - 0.5%	0.4%
Initial loss severity:
2005 and prior	80%		80%		80%
2006	90%		90%		90%
2007+	95%		95%		90%
____________________
(1)                                Represents variables for the base case.

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for June 30, 2017 and December 31, 2016.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of September 30, 2017. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of September 30, 2017 as it used as of June 30, 2017 and December 31, 2016, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $18 million for Alt-A first liens, $8 million for Option ARM and $34 million for subprime transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $9 million for Alt-A first liens, $18 million for Option ARM and $20 million for subprime transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate (typically also referred to as CPR of the collateral), the interest rate environment, and assumptions about loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising six months of delinquent data, and 28 months of decrease to the steady state CDR, the same as of June 30, 2017 and December 31, 2016.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

Most of the HELOC loans underlying the Company's insured HELOC transactions are now past their interest only reset date, although a significant number of HELOC loans were modified to extend the interest only period for another five years. As a result, in Third Quarter 2017, the Company eliminated the CDR increase that was applied when such loans reached their principal amortization period. In addition, based on the average performance history, starting in Third Quarter 2017, the Company applied a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions and reduced the liquidation rate assumption for selected vintages.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of September 30, 2017 that it will generally recover only 2% of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral. This is the same assumption used as of June 30, 2017 and December 31, 2016.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of June 30, 2017 and December 31, 2016. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions. The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at September 30, 2017 and December 31, 2016. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs(1)

	As of September 30, 2017		As of June 30, 2017		As of December 31, 2016
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	5.2% - 22.0%	11.4%	3.2% - 22.6%	13.8%	3.5% - 22.4%	13.5%
Final CDR trended down to	2.5% - 3.2%	2.5%	0.6% - 3.2%	1.2%	0.6% - 3.2%	1.2%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%		25%
30 - 59 Days Delinquent	45		45		50
60 - 89 Days Delinquent	60		65		65
90+ Days Delinquent	75		80		80
Bankruptcy	55		55		55
Foreclosure	70		75		75
Real Estate Owned	100		100		100
Loss severity	98%		98%		98%
____________________

(1)	Represents variables for the base case.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31-months (for a total stress period of 39 months) would increase the expected loss by approximately $9 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $10 million for HELOC transactions.

Breaches of Representations and Warranties

As of September 30, 2017, the Company had a net R&W payable of $35 million to R&W counterparties, compared to an R&W payable of $41 million as of December 31, 2016.

Other Structured Finance

The Company's other structured finance sector has BIG net par of $181 million, comprising primarily transactions backed by manufactured housing loans, perpetual repackagings and international RMBS. The other structured finance BIG net par also includes a small amount of triple-X life insurance transactions, where the amounts initially raised by the sale of the notes insured by the Company were used to capitalize special purpose vehicles that provide life reinsurance; the special purpose vehicles’ funds were invested in accounts managed by third-party investment managers. The economic benefit during Third Quarter 2017 was $1 million, which was attributable primarily to the improved internal outlook, and thus lower modeled losses, related to one of the insured transactions. The economic benefit during Nine Months 2017 was $18 million, which was attributable primarily to a settlement with the former investment manager for certain Triple-X transactions and certain loss mitigation activities.

Recovery Litigation

In the ordinary course of their respective businesses, certain of the Company's subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future.

Public Finance Transactions

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. Please refer to Note 4, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

6.    Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, includes contracts that meet the definition of insurance contracts, contracts that meet the definition of a derivative, and contracts that are accounted for as consolidated FG VIEs. Amounts presented in this note relate to insurance contracts. Please refer to Note 8, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 9, Consolidated Variable Interest Entities for amounts that relate to FG VIEs.

Net Earned Premiums

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Scheduled net earned premiums	$57	$51	$170	$157
Accelerations:
Refundings	36	38	72	125
Terminations	2	15	13	56
Total Accelerations	38	53	85	181
Accretion of discount on net premiums receivable	1	2	6	5
Net earned premiums (1)	$96	$106	$261	$343
____________________

(1)	Excludes $3 million and $4 million for Third Quarter 2017 and 2016 , respectively, and $10 million and $12 million for Nine Months 2017 and 2016, respectively, related to consolidated FG VIEs.

Components of Unearned Premium Reserve

	As of September 30, 2017			As of December 31, 2016
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$2,833	$758	$2,075	$2,557	$828	$1,729
Contra-paid (2)	(31)	1	(32)	(27)	(1)	(26)
Unearned premium reserve	$2,802	$759	$2,043	$2,530	$827	$1,703
____________________

(1)	Excludes $72 million and $82 million of deferred premium revenue, and $18 million and $25 million of contra-paid related to FG VIEs as of September 30, 2017 and December 31, 2016, respectively.

(2)	See "Financial Guaranty Insurance Losses - Insurance Contracts' Loss Information" below for an explanation of "contra-paid".

Gross Premium Receivable
Roll Forward

	Nine Months
	2017	2016
	(in millions)
December 31,	$358	$457
Premiums receivable from acquisitions	274	2
Gross written premiums	225	109
Gross premiums received	(198)	(132)
Adjustments:
Changes in the expected term	4	(29)
Accretion of discount	10	2
Foreign exchange translation	53	(25)
September 30, (1)	$726	$384
____________________

(1)	Excludes $4 million and $4 million as of September 30, 2017 and September 30, 2016, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premiums receivable denominated in currencies other than the U.S. dollar. Approximately 89%, 81% and 82% of installment premiums at September 30, 2017, December 31, 2016 and September 30, 2016, respectively, are denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable
(Undiscounted)

As of September 30, 2017
(in millions)
2017 (October 1 – December 31)	$22
2018	71
2019	62
2020	60
2021	59
2022-2026	241
2027-2031	174
2032-2036	95
After 2036	105
Total (1)	$889
____________________

(1)	Excludes expected cash collections on consolidated FG VIEs of $5 million.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of September 30, 2017
(in millions)
2017 (October 1 – December 31)	$55
2018	207
2019	176
2020	158
2021	145
2022-2026	561
2027-2031	357
2032-2036	219
After 2036	197
Net deferred premium revenue(1)	2,075
Future accretion	117
Total future net earned premiums	$2,192
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $72 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of September 30, 2017	As of December 31, 2016
	(dollars in millions)
Premiums receivable	$726	$358
Gross deferred premium revenue	1,018	782
Weighted-average risk-free rate used to discount premiums	2.3%	3.2%
Weighted-average period of premiums receivable (in years)	9.7	9.8

Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 2.94% with a weighted average of 2.28% as of September 30, 2017 and 0.0% to 3.23% with a weighted average of 2.69% as of December 31, 2016.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of September 30, 2017			As of December 31, 2016
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
Public finance:
U.S. public finance	$451	$57	$394	$307	$18	$289
Non-U.S. public finance	15	—	15	13	—	13
Public finance	466	57	409	320	18	302
Structured finance:
U.S. RMBS	213	188	25	216	197	19
Other structured finance	14	3	11	25	—	25
Structured finance	227	191	36	241	197	44
Subtotal	693	248	445	561	215	346
Elimination of losses attributable to FG VIEs	(47)	—	(47)	(55)	—	(55)
Total (1)	$646	$248	$398	$506	$215	$291
____________________
(1)                                 See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Loss and LAE reserve	$844	$816
Reinsurance recoverable on unpaid losses	(198)	(310)
Loss and LAE reserve, net	646	506
Salvage and subrogation recoverable	(320)	(249)
Salvage and subrogation payable(1)	72	34
Salvage and subrogation recoverable, net	(248)	(215)
Net reserves (salvage)	$398	$291
____________________

(1)	Recorded as a component of reinsurance balances payable.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2017
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	$551
Contra-paid, net	32
Salvage and subrogation recoverable, net of reinsurance	248
Loss and LAE reserve, net of reinsurance	(646)
Net expected loss to be expensed (present value) (2)	$185
____________________
(1)    See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 5, Expected Loss to be Paid.

(2)    Excludes $51 million as of September 30, 2017, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2017
(in millions)
2017 (October 1 – December 31)	$4
Subtotal 2017	4
2018	21
2019	19
2020	17
2021	15
2022-2026	60
2027-2031	29
2032-2036	15
After 2036	5
Net expected loss to be expensed	185
Future accretion	91
Total expected future loss and LAE	$276

The following table presents the loss and LAE recorded in the consolidated and combined statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated and Combined Statements of Operations

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Public finance:
U.S. public finance	$132	$15	$210	$126
Non-U.S. public finance	0	1	(1)	(1)
Public finance	132	16	209	125
Structured finance:
U.S. RMBS	(2)	(4)	(9)	(17)
Other structured finance	0	(5)	(9)	(6)
Structured finance	(2)	(9)	(18)	(23)
Loss and LAE on insurance contracts before FG VIE consolidation	130	7	191	102
Gain (loss) related to FG VIE consolidation	(1)	1	(6)	(3)
Loss and LAE	$129	$8	$185	$99

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of September 30, 2017

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	60	(50)	7	(6)	54	(52)	121	—	121
Remaining weighted-average contract period (in years)	8.9	7.9	11.8	5.0	8.9	10.3	9.1	—	9.1
Outstanding exposure:								—
Principal	$3,833	$(893)	$752	$(67)	$4,768	$(1,155)	$7,238	$—	$7,238
Interest	1,885	(357)	493	(24)	2,124	(561)	3,560	—	3,560
Total(2)	$5,718	$(1,250)	$1,245	$(91)	$6,892	$(1,716)	$10,798	$—	$10,798
Expected cash outflows (inflows)	$138	$(43)	$306	$(14)	$2,074	$(453)	$2,008	$(259)	$1,749
Potential recoveries (3)	(255)	36	(48)	1	(1,325)	324	(1,267)	160	(1,107)
Subtotal	(117)	(7)	258	(13)	749	(129)	741	(99)	642
Discount	26	(3)	(78)	3	(47)	(11)	(110)	19	(91)
Present value of expected cash flows	$(91)	$(10)	$180	$(10)	$702	$(140)	$631	$(80)	$551
Deferred premium revenue	$64	$(15)	$91	$(4)	$308	$(37)	$407	$(72)	$335
Reserves (salvage)	$(118)	$(4)	$150	$(8)	$539	$(114)	$445	$(47)	$398

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2016

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	57	(49)	13	(13)	51	(51)	121	—	121
Remaining weighted-average contract period (in years)	8.0	7.2	10.8	9.2	8.4	10.4	8.9	—	8.9
Outstanding exposure:
Principal	$2,878	$(965)	$2,208	$(823)	$3,525	$(957)	$5,866	$—	$5,866
Interest	1,279	(384)	1,230	(386)	1,467	(443)	2,763	—	2,763
Total(2)	$4,157	$(1,349)	$3,438	$(1,209)	$4,992	$(1,400)	$8,629	$—	$8,629
Expected cash outflows (inflows)	$108	$(40)	$771	$(182)	$1,316	$(413)	$1,560	$(274)	$1,286
Potential recoveries (3)	(286)	41	(111)	8	(633)	126	(855)	164	(691)
Subtotal	(178)	1	660	(174)	683	(287)	705	(110)	595
Discount	34	(7)	(175)	35	(166)	98	(181)	20	(161)
Present value of expected cash flows	$(144)	$(6)	$485	$(139)	$517	$(189)	$524	$(90)	$434
Deferred premium revenue	$45	$(11)	$68	$(14)	$309	$(60)	$337	$(82)	$255
Reserves (salvage)	$(168)	$3	$439	$(128)	$351	$(151)	$346	$(55)	$291
____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and R&W receivables and payables.

Ratings Impact on Financial Guaranty Business

A downgrade of the Company may result in increased claims under financial guaranties issued by the Company if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay. There have been no material changes to the Company's potential claims under interest rate swaps, variable rate demand obligations or guaranteed investment contracts since the filing with the SEC of the annual consolidated financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 17, 2017.

7.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices, or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2017, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of September 30, 2017, the Company used models to price 39 fixed-maturity securities (primarily securities that were purchased or obtained for loss mitigation or other risk management purposes), which were 8.4% or $529 million of the Company's fixed-maturity securities and short-term investments at fair value. Most Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

As of September 30, 2017 and December 31, 2016, other invested assets include investments carried and measured at fair value on a recurring basis of $48 million and $49 million, respectively, and include primarily an investment in the global property catastrophe risk market and an investment in a fund that invests primarily in senior loans and bonds. Fair values for the majority of these investments are based on their respective net asset value (NAV) per share or equivalent.

Other Assets

Committed Capital Securities (CCS)

The fair value of AGM Committed Preferred Trust Securities (the AGM CPS), which is recorded in “other assets” on the balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (please refer to Note 15, Credit Facilities). The AGM CPS are carried at fair value with changes in fair value recorded in the statement of operations. The estimated current cost of the AGM CPS is based on several factors, including AGM CDS spreads, London Interbank Offered Rate (LIBOR) curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The following is a description of the fair value methodology applied to the Company's insured CDS that are accounted for as credit derivatives, which constitute the vast majority of the net credit derivative liability in the balance sheets. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at September 30, 2017 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

◦	the profit the originator, usually an investment bank, realizes for structuring and funding the transaction (bank profit);

◦	premiums paid to the Company for the Company’s credit protection provided (net spread); and

◦	the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company (hedge cost).

•	The weighted average life which is based on debt service schedules.

The rates used to discount future expected premium cash flows ranged from 1.36% to 2.04% at September 30, 2017 and 1.00% to 2.08% at December 31, 2016.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•Credit spreads interpolated based upon market indices.

•Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

As of September 30, 2017 and December 31, 2016, all of the Company's CDS contracts were fair valued utilizing credit spreads interpolated based upon market indices.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the transaction. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transaction's current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a transaction generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains on a transaction generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 76%, 69% and 34% based on number of transactions, of the Company's CDS contracts are fair valued using this minimum premium as of September 30, 2017, June 30, 2017 and December 31, 2016, respectively. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGM's credit spreads. In general when AGM's credit spreads narrow, the cost to hedge AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGM's credit spreads widen, the cost to hedge AGM's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM’s own credit spread has resulted in the bank or transaction originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force transactions in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or transaction originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or transaction originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGM's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company's CDS modeling techniques are:

•	There is no exit market or any actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGM's name.

Fair Value Option on FG VIEs' Assets and Liabilities

The Company elected the fair value option for all the FG VIEs' assets and liabilities. Please refer to Note 9, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e., unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach.

The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the Company’s own credit risk. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets.

The fair value of the Company’s FG VIE liabilities is generally sensitive to the various model inputs described above. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

On a quarterly basis, the Company also discloses the fair value of its outstanding financial guaranty insurance contracts. The fair value of the Company's financial guaranty contracts accounted for as insurance is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Invested Assets

The other invested assets not carried at fair value consist primarily of a surplus note issued by AGC to AGM. The fair value of the surplus note was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

The fair value of the notes payable, which are included in other liabilities, was determined by calculating the present value of the expected cash flows. The fair value measurement was classified as Level 3 in the fair value hierarchy.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2017

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$3,604	$—	$3,578	$26
U.S. government and agencies	36	—	36	—
Corporate securities	931	—	865	66
Mortgage-backed securities:
RMBS	388	—	76	312
Commercial mortgage-backed securities (CMBS)	259	—	259	—
Asset-backed securities	130	—	5	125
Foreign government securities	300	—	300	—
Total fixed-maturity securities	5,648	—	5,119	529
Short-term investments	629	454	175	—
Other invested assets (1)	5	—	—	5
Credit derivative assets	3	—	—	3
FG VIEs’ assets, at fair value	580	—	—	580
Other assets	28	—	—	28
Total assets carried at fair value	$6,893	$454	$5,294	$1,145
Liabilities:
Credit derivative liabilities	$87	—	—	$87
FG VIEs’ liabilities with recourse, at fair value	519	—	—	519
FG VIEs’ liabilities without recourse, at fair value	109	—	—	109
Total liabilities carried at fair value	$715	$—	$—	$715

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$3,615	$—	$3,579	$36
U.S. government and agencies	39	—	39	—
Corporate securities	621	—	561	60
Mortgage-backed securities:				—
RMBS	434	—	107	327
CMBS	259	—	259	—
Asset-backed securities	346	—	32	314
Foreign government securities	233	—	233	—
Total fixed-maturity securities	5,547	—	4,810	737
Short-term investments	165	154	11	—
Other invested assets (1)	5	—	—	5
Credit derivative assets	7	—	—	7
FG VIEs’ assets, at fair value	644	—	—	644
Other assets	30	—	—	30
Total assets carried at fair value	$6,398	$154	$4,821	$1,423
Liabilities:
Credit derivative liabilities	$97	$—	$—	$97
FG VIEs’ liabilities with recourse, at fair value	602	—	—	602
FG VIEs’ liabilities without recourse, at fair value	110	—	—	110
Total liabilities carried at fair value	$809	$—	$—	$809
____________________

(1)
Excluded from the table above are investment funds of $47 million and $48 million as of September 30, 2017 and December 31, 2016, respectively, measured using NAV per share. Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2017 and 2016 and Nine Months 2017 and 2016.

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2017

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net (5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2017	$34		$63		$321		$56		$625		$32		$(84)		$(546)		$(129)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(6)	(2)	1	(2)	4	(2)	2	(2)	4	(3)	(3)	(4)	(1)	(6)	(3)	(3)	(1)	(3)
Other comprehensive income (loss)	(2)		2		(1)		0		—		0		—		—		—
Purchases	—		—		14		67		—		—		—		—		—
Settlements	0		—		(26)		0		(31)		—		1		30		3
FG VIE deconsolidations	—		—		—		—		(18)		—		—		0		18
Fair value as of September 30, 2017	$26		$66		$312		$125		$580		$29		$(84)		$(519)		$(109)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2017	$(2)		$2		$0		$0		$8	(3)	$(3)	(4)	$0	(6)	$(2)	(3)	$(2)	(3)

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2016

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net (5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2016	$39		$58		$325		$271		$675		$18		$(82)		$(635)		$(113)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	0	(2)	1	(2)	2	(2)	14	(3)	(11)	(4)	(38)	(6)	(17)	(3)	(17)	(3)
Other comprehensive income (loss)	0		0		3		10		—		0		—		—		—
Purchases	—		—		24		4		—		—		—		—		—
Settlements	0		—		(11)		0		(29)		—		(2)		28		3
FG VIE deconsolidations	—		—		—		—		(20)		—		—		—		20
Fair value as of September 30, 2016	$40		$58		$342		$287		$640		$7		$(122)		$(624)		$(107)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2016	$0		$0		$2		$10		$24	(3)	$(11)	(4)	$9	(6)	$(15)	(3)	$(17)	(3)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2017

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net (5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2016	$36		$60		$327		$314		$644		$31		$(90)		$(602)		$(110)
AGLN Acquisition	—		—		—		7		—		—		—		—		—
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(4)	(2)	4	(2)	24	(2)	7	(2)	26	(3)	(2)	(4)	21	(6)	(8)	(3)	(5)	(3)
Other comprehensive income (loss)	(4)		2		22		(5)		—		0		—		—		—
Additional paid-in capital	—		—		—		13		—		—		—		—		—
Purchases	—		—		42		67		—		—		—		—		—
Settlements	(2)		—		(103)		(278)		(93)		—		(15)		91		9
FG VIE consolidations	—		—		—		—		21		—		—		0		(21)
FG VIE deconsolidations	—		—		—		—		(18)		—		—		0		18
Fair value as of September 30, 2017	$26		$66		$312		$125		$580		$29		$(84)		$(519)		$(109)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2017	$(4)		$2		$21		$7		$42	(3)	$(2)	(4)	$2	(6)	$(7)	(3)	$(5)	(3)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2016

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Short-Term Investments		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net (5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2015	$8		$71		$324		$343		$60		$735		$30		$(91)		$(713)		$(121)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	4	(2)	3	(2)	12	(2)	0	(2)	14	(3)	(23)	(4)	(19)	(6)	(4)	(3)	(14)	(3)
Other comprehensive income (loss)	1		(17)		2		5		0		—		0		—		—		—
Purchases	31		—		59		4		—		—		—		—		—		—
Settlements	(1)		—		(46)		(77)		(60)		(89)		—		(12)		93		8
FG VIE deconsolidations	—		—		—		—		—		(20)		—		—		—		20
Fair value as of September 30, 2016	$40		$58		$342		$287		$—		$640		$7		$(122)		$(624)		$(107)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2016	$1		$(17)		$1		$5		$—		$41	(3)	$(23)	(4)	$11	(6)	$(5)	(3)	$(14)	(3)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS, net investment income and other income.

(5)	Represents net position of credit derivatives. The balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives and other income.

(7)	Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At September 30, 2017

Financial Instrument Description (1)	Fair Value at September 30, 2017 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$26	Yield	4.3%	-	38.9%	22.3%

Corporate securities	66	Yield	20.8%

RMBS	312	CPR	3.3%	-	13.0%	5.3%
		CDR	3.3%	-	8.5%	6.3%
		Loss severity	55.0%	-	100.0%	77.8%
		Yield	4.3%	-	9.0%	5.5%
Asset-backed securities:
Triple-X life insurance transactions	58	Yield	6.1%	-	6.4%	6.3%

CLO	67	Yield	3.0%	-	3.6%	3.3%

FG VIEs’ assets, at fair value	580	CPR	3.5%	-	13.0%	9.2%
		CDR	2.9%	-	22.2%	4.5%
		Loss severity	55.0%	-	100.0%	77.2%
		Yield	3.6%	-	14.9%	6.6%

Other assets	28	Implied Yield	4.8%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(84)	Hedge cost (in bps)	20.3	-	105.0	31.7
		Bank profit (in bps)	3.9	-	587.2	89.6
		Internal floor (in bps)	7.0	-	100.0	25.7
		Internal credit rating	AAA	-	BBB-	AA-

FG VIEs’ liabilities, at fair value	(628)	CPR	3.5%	-	13.0%	9.2%
		CDR	2.9%	-	22.2%	4.4%
		Loss severity	55.0%	-	100.0%	77.2%
		Yield	3.1%	-	14.9%	5.0%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes several investments recorded in other invested assets with fair value of $5 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2016

Financial Instrument Description (1)	Fair Value at December 31, 2016 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$36	Yield	4.3%	-	22.8%	10.7%

Corporate securities	60	Yield	20.1%

RMBS	327	CPR	2.1%	-	8.5%	3.7%
		CDR	3.4%	-	10.1%	7.0%
		Loss severity	60.0%	-	100.0%	77.3%
		Yield	4.8%	-	9.7%	5.8%
Asset-backed securities:
Triple-X life insurance transactions	314	Yield	5.7%	-	6.0%	5.7%

FG VIEs’ assets, at fair value	644	CPR	3.5%	-	12.0%	8.0%
		CDR	2.5%	-	21.6%	5.9%
		Loss severity	50.0%	-	100.0%	78.1%
		Yield	2.9%	-	20.0%	6.8%

Other assets	30	Implied Yield	4.5%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(90)	Hedge cost (in bps)	7.2	-	118.1	10.0
		Bank profit (in bps)	3.9	-	655.6	26.2
		Internal floor (in bps)	7.0	-	100.0	10.7
		Internal credit rating	AAA	-	BB	AAA

FG VIEs’ liabilities, at fair value	(712)	CPR	3.5%	-	12.0%	8.0%
		CDR	2.5%	-	21.6%	5.9%
		Loss severity	50.0%	-	100.0%	78.1%
		Yield	2.4%	-	20.0%	5.1%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes several investments recorded in other invested assets with fair value of $5 million.

The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of September 30, 2017		As of December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$5,648	$5,648	$5,547	$5,547
Short-term investments	629	629	165	165
Other invested assets	355	361	357	363
Credit derivative assets	3	3	7	7
FG VIEs’ assets, at fair value	580	580	644	644
Other assets	166	166	85	85
Liabilities:
Financial guaranty insurance contracts (1)	1,831	3,577	1,755	4,603
Credit derivative liabilities	87	87	97	97
FG VIEs’ liabilities with recourse, at fair value	519	519	602	602
FG VIEs’ liabilities without recourse, at fair value	109	109	110	110
Other liabilities	130	130	10	10
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

8.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 4.5 years at September 30, 2017 and 1.8 years at December 31, 2016. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives

	As of September 30, 2017		As of December 31, 2016
Asset Type	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations (CLO)/collateralized bond obligations (CBO)	$183	AAA	$1,404	AAA
Synthetic investment grade pooled corporate	543	AAA	4,845	AAA
Total pooled corporate obligations	726	AAA	6,249	AAA
U.S. RMBS	52	AA+	80	AA
Other(1)	1,265	A-	1,434	A-
Total	$2,043	AA-	$7,763	AAA
____________________

(1)	This comprises numerous transactions across various asset classes, such as commercial receivables, international RMBS, regulated utilities and healthcare.

The Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. All of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these transactions.

Distribution of Credit Derivative Net Par Outstanding
by Internal Rating

	As of September 30, 2017		As of December 31, 2016
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$750	36.7%	$5,845	75.3%
AA	269	13.2	723	9.3
A	596	29.2	618	8.0
BBB	428	20.9	524	6.7
BIG	—	—	53	0.7
Credit derivative net par outstanding	$2,043	100.0%	$7,763	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gain (Loss)

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Realized gains on credit derivatives	$2	$4	8	$15
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(2)	(1)	8	(2)
Realized gains (losses) and other settlements	0	3	16	13
Net unrealized gains (losses):
Pooled corporate obligations	(2)	9	(3)	12
U.S. RMBS	1	(1)	6	(2)
Other	0	1	2	8
Net unrealized gains (losses)	(1)	9	5	18
Net change in fair value of credit derivatives	$(1)	$12	21	$31

Terminations and Settlements
of Direct Credit Derivative Contracts

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Net par of terminated credit derivative contracts	$—	$—	$13	$1,086
Realized gains on credit derivatives	—	—	0	2
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	—	—	(13)	—
Net unrealized gains (losses) on credit derivatives	—	—	5	7

During Third Quarter 2017, unrealized fair value losses were generated primarily as a result of CDS terminations and the run-off of outstanding exposure as the Company’s transactions approach maturity. These were the primary drivers of the unrealized fair value losses in the pooled corporate sector. The unrealized fair value losses were partially offset by unrealized fair value gains resulting from tighter implied net spreads. The tighter implied net spreads were a result of the increased cost to buy protection in AGM’s name as the market cost of AGM’s credit protection increased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGM increased, the implied spreads that the Company would expect to receive on these transactions decreased.

During Nine Months 2017, unrealized fair value gains were generated primarily as a result of CDS terminations, run-off of net par outstanding, and tighter implied spreads. During the period the Company agreed to terminate several CDS transactions. This was the primary driver of the unrealized fair value gains in the U.S. RMBS sector. The tighter implied spreads were primarily a result of price improvements on the underlying collateral of the Company’s CDS and the increased cost to buy protection in AGM’s name as the market cost of AGM’s credit protection increased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGM increased, the implied spreads that the Company would expect to receive on these transactions decreased.

During Third Quarter 2016, unrealized fair value gains were generated primarily as a result of price improvements on the underlying CDS collateral and the run-off of outstanding exposure as the Company’s transactions approach maturity. These were the primary drivers of the unrealized fair value gains in the pooled corporate CLO sector. The unrealized fair value gains were partially offset by unrealized losses resulting from wider implied net spreads across all sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGM’s name, particularly for the one year CDS spread, as the market cost of AGM’s credit protection decreased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.
During Nine Months 2016, unrealized fair value gains were generated primarily as a result of CDS terminations, price improvements on the underlying CDS collateral, and the run-off of outstanding exposure as the Company’s transactions approach maturity. The Company reached a settlement agreement with two CDS counterparties to terminate several CDS transactions. This was the primary driver of the unrealized fair value gains in the pooled corporate CLO and Other sectors. The unrealized fair value gains were partially offset by unrealized losses resulting from wider implied net spreads across all sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGM’s name, particularly for the one year CDS spread, as the market cost of AGM’s credit protection decreased significantly during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of September 30, 2017	As of June 30, 2017	As of December 31, 2016	As of September 30, 2016	As of June 30, 2016	As of December 31, 2015
Five-year CDS spread	190	140	158	170	265	366
One-year CDS spread	81	15	29	31	47	131

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGM Credit Spreads

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Fair value of credit derivatives before effect of AGM credit spread	$(93)	$(97)
Plus: Effect of AGM credit spread	9	7
Net fair value of credit derivatives	$(84)	$(90)

The fair value of CDS contracts at September 30, 2017, before considering the implications of AGM’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are pooled corporate securities. The mark to market benefit between September 30, 2017 and December 31, 2016, resulted primarily from several CDS terminations and a narrowing of credit spreads.

 Management believes that the trading level of AGM’s credit spreads over the past several years has been due to the correlation between AGM’s risk profile and the current risk profile of the broader financial markets, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield collateralized debt obligation (CDO), and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that it assumes.

Effect of Changes in Credit Spread
As of September 30, 2017

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(95)	$(11)
50% widening in spreads	(90)	(6)
25% widening in spreads	(87)	(3)
10% widening in spreads	(85)	(1)
Base Scenario	(84)	—
10% narrowing in spreads	(83)	1
25% narrowing in spreads	(82)	2
50% narrowing in spreads	(79)	5
 ____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.    Consolidated Variable Interest Entities

Consolidated FG VIEs

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest income that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

Number of FG VIEs Consolidated

	Nine Months
	2017	2016
Beginning of the period, December 31	23	24
Consolidated	1	—
Deconsolidated	(1)	(1)
End of the period, September 30	23	23

The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $87 million at September 30, 2017 and $103 million at December 31, 2016. The aggregate unpaid principal of the FG VIEs' assets was approximately $322 million greater than the aggregate fair value at September 30, 2017. The aggregate unpaid principal of the FG VIEs' assets was approximately $360 million greater than the aggregate fair value at December 31, 2016.

The change in the instrument-specific credit risk of the FG VIEs' assets held as of September 30, 2017 that was recorded in the statements of operations for Third Quarter 2017 and Nine Months 2017 were gains of $7 million and gains of $27 million, respectively. The change in the instrument-specific credit risk of the FG VIEs' assets held as of September 30, 2016 that was recorded in the statements of operations for Third Quarter 2016 and Nine Months 2016 were losses of $2 million and gains of $28 million, respectively. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between changes that are due to the instrument specific credit risk and changes due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse, which represent obligations insured by AGM, was $561 million and $651 million as of September 30, 2017 and December 31, 2016, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2025 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $68 million greater than the aggregate fair value of the FG VIEs’ liabilities as of September 30, 2017. The aggregate unpaid principal balance was approximately $80 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2016.

The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of September 30, 2017		As of December 31, 2016
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$353	$377	$390	$428
U.S. RMBS second lien	118	142	144	174
Total with recourse	471	519	534	602
Without recourse	109	109	110	110
Total	$580	$628	$644	$712

The consolidation of FG VIEs affects net income and shareholders' equity due to (i) changes in fair value gains (losses) on FG VIE assets and liabilities, (ii) the elimination of premiums and losses related to the FG VIE liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGM-insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income (Loss),
Cash Flows From Operating Activities and Shareholders' Equity

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Net earned premiums	$(3)	$(4)	$(10)	$(12)
Net investment income	(1)	(1)	(3)	(4)
Net realized investment gains (losses)	0	0	0	1
Fair value gains (losses) on FG VIEs	3	(12)	21	2
Loss and LAE	1	0	6	3
Effect on income before tax	0	(17)	14	(10)
Less: tax provision (benefit)	0	(5)	5	(3)
Effect on net income (loss)	$0	$(12)	$9	$(7)

Effect on cash flows from operating activities	$5	$11	$15	$21

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Effect on shareholders' equity (decrease) increase	$8	$(1)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs' assets and liabilities. During Third Quarter 2017 and Nine Months 2017, the Company recorded a pre-tax net fair value gains on consolidated FG VIEs of $3 million and $21 million, respectively. During Third Quarter 2017, the primary driver of the gain was price depreciation on the FG VIE recourse liabilities during the quarter resulting from the widening of the Company's credit risk. During the Nine Months 2017, the primary driver of the gain is price appreciation on the FG VIE assets resulting from improvements in the underlying collateral.

    During Third Quarter 2016 and Nine Months 2016, the Company recorded a pre-tax net fair value loss on consolidated FG VIEs of $12 million and gains of $2 million, respectively. The primary drivers of the loss during Third Quarter 2016 were the net mark-to-market losses due to price depreciation on the FG VIE assets, resulting from declines in value in the underlying collateral, and the price appreciation on the FG VIE recourse liabilities during the quarter, resulting from the Company's credit risk. The primary driver of the Nine Months 2016 gain in fair value of FG VIEs assets and liabilities was net mark-to-market gains due to price appreciation on the FG VIE assets during the nine months period resulting from improvements in the underlying collateral.

Non-Consolidated VIEs

As of September 30, 2017 and December 31, 2016 the Company had financial guaranty contracts outstanding for approximately 280 and 300 VIEs, respectively, that it did not consolidate based on the Company’s analyses which indicate that it is not the primary beneficiary of any other VIEs. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 4, Outstanding Exposure.

10.    Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets (which include a surplus note issued by AGC to the Company) and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $69 million and $57 million as of September 30, 2017 and December 31, 2016, respectively.

Net Investment Income

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Income from fixed-maturity securities managed by third parties	$40	$41	$121	$131
Income from internally managed securities:
Fixed maturities	10	12	42	44
Other	5	4	12	14
Gross investment income	55	57	175	189
Investment expenses	(2)	(1)	(4)	(4)
Net investment income	$53	$56	$171	185

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Gross realized gains on available-for-sale securities	$23	$1	$50	$9
Gross realized losses on available-for-sale securities	(4)	(1)	(8)	(1)
Net realized gains (losses) on other invested assets	(1)	1	0	1
Other-than-temporary impairment	(11)	(3)	(24)	(20)
Net realized investment gains (losses)	$7	$(2)	$18	$(11)

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Balance, beginning of period	$132	$98	$124	$98
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	2	1	5	3
Reductions for securities sold and other settlements	—	—	(4)	(4)
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	5	1	14	3
Balance, end of period	$139	$100	$139	$100

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of September 30, 2017

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	57%	$3,455	$161	$(12)	$3,604	$(6)	AA
U.S. government and agencies	1	33	3	0	36	—	AA+
Corporate securities	15	912	35	(16)	931	(7)	A+
Mortgage-backed securities(4):
RMBS	6	383	14	(9)	388	3	B+
CMBS	4	253	8	(2)	259	—	AAA
Asset-backed securities	2	113	17	0	130	9	BBB
Foreign government securities	5	313	6	(19)	300	0	AA
Total fixed-maturity securities	90	5,462	244	(58)	5,648	(1)	AA-
Short-term investments	10	628	1	0	629	—	AAA
Total investment portfolio	100%	$6,090	$245	$(58)	$6,277	$(1)	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2016

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	62%	$3,507	$129	$(21)	$3,615	$1	AA
U.S. government and agencies	1	36	3	0	39	—	AA+
Corporate securities	11	633	12	(24)	621	(8)	BBB
Mortgage-backed securities(4):
RMBS	8	452	12	(30)	434	(19)	BB
CMBS	4	254	7	(2)	259	—	AAA
Asset-backed securities	6	331	15	0	346	14	AA-
Foreign government securities	5	262	3	(32)	233	—	AA
Total fixed-maturity securities	97	5,475	181	(109)	5,547	(12)	A+
Short-term investments	3	165	0	0	165	—	AAA
Total investment portfolio	100%	$5,640	$181	$(109)	$5,712	$(12)	A+
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI (AOCI). See also Note 16, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody's and S&P Global Ratings, a division of Standard & Poor's Financial Services LLC (S&P) classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 13% of mortgage backed securities as of September 30, 2017 and 17% as of December 31, 2016 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of September 30, 2017

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$270	$(9)	$125	$(3)	$395	$(12)
U.S. government and agencies	7	0	—	—	7	0
Corporate securities	66	0	169	(16)	235	(16)
Mortgage-backed securities:
RMBS	20	0	125	(9)	145	(9)
CMBS	2	0	33	(2)	35	(2)
Asset-backed securities	36	0	—	—	36	0
Foreign government securities	36	(1)	147	(18)	183	(19)
Total	$437	$(10)	$599	$(48)	$1,036	$(58)
Number of securities (1)		145		143		283
Number of securities with other-than-temporary impairment		3		9		12

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$648	$(21)	$—	$—	$648	$(21)
U.S. government and agencies	3	0	—	—	3	0
Corporate securities	93	(4)	118	(20)	211	(24)
Mortgage-backed securities:
RMBS	189	(18)	86	(12)	275	(30)
CMBS	48	(2)	—	—	48	(2)
ABS	1	0	—	—	1	0
Foreign government securities	45	(5)	113	(27)	158	(32)
Total	$1,027	$(50)	$317	$(59)	$1,344	$(109)
Number of securities (1)		294		47		337
Number of securities with other-than-temporary impairment		5		7		12
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of September 30, 2017, 23 securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of September 30, 2017 was $24 million. As of December 31, 2016, of the securities in an unrealized loss position for 12 months or more, 38 securities had unrealized losses greater than 10% of book value with an unrealized loss of $56 million. The Company has determined that the unrealized losses recorded as of September 30, 2017 were yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of September 30, 2017 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of September 30, 2017

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$119	$119
Due after one year through five years	981	996
Due after five years through 10 years	1,231	1,280
Due after 10 years	2,495	2,606
Mortgage-backed securities:
RMBS	383	388
CMBS	253	259
Total	$5,462	$5,648

Based on fair value, investments and restricted cash that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise restricted total of $11 million and $16 million, as of September 30, 2017 and December 31, 2016, respectively. The investment portfolio also contains securities that are held in trust by AGM for the benefit of AGE of approximately $175 million and $208 million, based on fair value as of September 30, 2017 and December 31, 2016, respectively.

No material investments of the Company were non-income producing for Nine Months 2017 and Nine Months 2016, respectively.

Externally Managed Portfolio

The majority of the investment portfolio is managed by five outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding a minimal allocation to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments and surplus note from affiliate). The internally managed portfolio, as defined below, represents approximately 8% and 16% of the investment portfolio, on a fair value basis as of September 30, 2017 and December 31, 2016, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses (loss mitigation securities), at discounted prices. In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets). During 2016, Assured Guaranty established an alternative investments group to focus on deploying a portion of the Company's excess capital to pursue acquisitions and develop new business opportunities that complement the Company's financial guaranty business, are in line with its risk profile and benefit from its core competencies. The alternative investments group has been investigating a number of such opportunities, including, among others, both controlling and non-controlling investments in investment managers.

Internally Managed Portfolio
Carrying Value

	As of September 30, 2017	As of December 31, 2016
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$474	$897
Other invested assets	8	9
Other	70	48
Total	$552	$954

Cash and Restricted Cash

The following table provides a reconciliation of the cash reported on the balance sheets and the cash and restricted cash reported in the statements of cash flows.

Cash and Restricted Cash

	As of September 30, 2017	As of December 31, 2016	As of September 30, 2016	As of December 31, 2015
	(in millions)
Cash	$25	$32	$16	$22
Restricted cash (1)	—	8	—	—
Total cash and restricted cash	$25	$40	$16	$22
____________________

(1)	Amounts relate to cash held in trust accounts and are reported in other assets in the balance sheets. Please refer to Note 13, Reinsurance and Other Monoline Exposures, for more information.

11.    Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

Under New York insurance law, AGM and MAC may only pay dividends out of "earned surplus," which is the portion of the company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends, transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM and MAC may each pay dividends without the prior approval of the New York Superintendent of Financial Services (New York Superintendent) that, together with all dividends declared or distributed by it during the preceding 12 months, do not exceed the lesser of 10% of its policyholders' surplus (as of its last annual or quarterly statement filed with the New York Superintendent) or 100% of its adjusted net investment income during that period.

The maximum amount available during 2017 for AGM to distribute as dividends without regulatory approval is estimated to be approximately $196 million. Of such $196 million, approximately $54 million is available for distribution in the fourth quarter of 2017. Through August 25, 2017, MAC paid $36 million in dividends pursuant to its available dividend capacity during that period. After the $250 million share repurchase on September 25, 2017, as discussed below, which decreased MAC's total policyholders' surplus, MAC has no additional dividend capacity for the remainder of 2017.

U.K. company law prohibits each of AGE, AGLN and AGUK from declaring a dividend to its shareholders unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the PRA's capital requirements may in practice act as a restriction on dividends. In addition, AGLN currently must confirm that the PRA does not object to the payment of any dividend to its parent company before AGLN makes any dividend payment.

Dividends and Repayments
By Insurance Company

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Dividends paid by AGM to AGMH	$63	$65	$142	$192
Dividends paid by MAC to MAC Holdings (1)	12	—	36	—
Repayment of surplus note by MAC to AGM	—	—	—	100
Repayment of surplus note by MAC to MAC Holdings (1)	—	—	—	300
Redemption of common stock by MAC to MAC Holdings (1)	250	—	250	—
____________________

(1)	MAC Holdings distributed nearly the entire amounts to AGM and AGC, in proportion to their ownership percentages.

Stock Redemption by MAC

On August 17, 2017, the New York Superintendent approved MAC's request to repurchase 64,322 of its shares of common stock from its direct parent, MAC Holdings, for approximately $250 million.  MAC implemented the stock redemption plan on September 25, 2017, transferring  approximately $104 million in cash and $146 million in marketable securities to MAC Holdings, which then distributed such assets to its shareholders, AGM and AGC, in proportion to their respective 61% and 39% ownership interests, such that AGM received approximately $152 million ($6 million in cash and $146 million in securities) and AGC received approximately $98 million (all in cash). Each share repurchased by MAC was retired and ceased to be an authorized share.  Pursuant to MAC's Charter, the par value of MAC's remaining shares of common stock issued and outstanding increased automatically in order to maintain MAC's total paid-in capital at $15 million.

AGM Stock Redemption Plan

On November 20, 2017, the Superintendent approved AGM's request to repurchase 42 of its shares of common stock from its direct parent, AGMH, for approximately $100 million. AGM intends to implement the stock redemption plan in December 2017. Each share repurchased by AGM will be retired and cease to be an authorized share. Pursuant to AGM's Amended and Restated Charter, the par value of AGM's remaining shares of common stock issued and outstanding will increase automatically in order to maintain AGM's total paid-in capital at $15 million and its authorized capital at $20 million.

12.    Income Taxes

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, an indirect parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis. On June 26, 2017, AGM purchased the European Subsidiaries, from AGC; please see Note 1, Business and Basis of Presentation and Note 2, Common Control Acquisition for additional information.

AGM is taxed at the U.S. corporate income tax rate of 35% and its foreign subsidiaries, AGE, AGUK and AGLN, are taxed at the blended marginal corporate tax rate of 19.25% in U.K. and CIFGE is taxed at 33.33% in France. For periods subsequent to April 1, 2017, the U.K. tax rate has been reduced to 19%. For the periods between April 1, 2015 and March 31, 2017 the U.K. corporation tax rate was 20%. AGE, the Company’s U.K. subsidiary, had previously elected under U.S. Internal Revenue Code Section 953(d) to be taxed as a U.S. company. In January 2017, AGE filed a request with the U.S. Internal Revenue Service (IRS) to revoke the election, which was approved in May 2017. As a result of the revocation of the Section 953(d) election, AGE will no longer be liable to pay future U.S. taxes beginning in 2017.

Provision for Income Taxes

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2017. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Expected tax provision (benefit) at statutory rate	$95	$43	$209	$135
Tax-exempt interest	(8)	(9)	(25)	(28)
Stock based compensation	0	0	(2)	0
Change in liability for uncertain tax positions	7	5	(4)	5
Effect of provision to tax return filing adjustments	(6)	(4)	(6)	(4)
Other	(2)	(2)	(4)	(3)
Total provision (benefit) for income taxes	$86	$33	$168	$105
Effective tax rate	31.5%	26.7%	28.0%	27.2%

A significant part of the change in liability for uncertain tax positions for Nine Months 2017 is driven by the closure of the 2009 - 2012 IRS Audit, see "Audits" below for further discussion.

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included at the U.S. statutory tax rate.

Valuation Allowance

In 2016, AGE generated $1 million of Foreign Tax Credit (FTC) available to offset U.S. tax. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC will not be utilized, and therefore, recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

As of September 30, 2017, AGUS had open tax years with the IRS for 2013 to present. In April 2017, AGUS received a final letter from the IRS to close the audit for tax years 2009-2012 with no additional findings or changes, and as a result the Company released previously recorded uncertain tax position reserves and accrued interest of approximately $11.5 million in the second quarter 2017. The Company's U.K. subsidiaries, AGE, AGUK and AGLN, are not currently under examination and have open tax years of 2015 forward. The Company's French subsidiary, CIFGE, is not currently under examination and has open years of 2014 to present.

Uncertain Tax Positions

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.7 million for Nine Months 2017 and $0.8 million for full year 2016. As of September 30, 2017 and December 31, 2016, the Company has accrued $1.8 million and $3.6 million of interest, respectively.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of September 30, 2017 and December 31, 2016 that would affect the effective tax rate, if recognized, was $23.2 million and $27.0 million, respectively. The reduction in reserves is driven by the closure of the 2009- 2012 IRS Audit.

13.    Reinsurance and Other Monoline Exposures

The Company assumes exposure (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

The following table presents the components of premiums and losses reported in the statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Premiums Written:
Direct	$48	$15	$229	$81
Assumed	0	0	0	(1)
Ceded	3	(8)	(53)	(52)
Net	$51	$7	$176	$28
Premiums Earned:
Direct	$120	$129	$324	$417
Assumed	10	16	32	41
Ceded	(34)	(39)	(95)	(115)
Net	$96	$106	$261	$343
Loss and LAE:
Direct	$190	$13	$203	$148
Assumed	1	0	1	0
Ceded	(62)	(5)	(19)	(49)
Net	$129	$8	$185	$99

In addition to the items presented in the table above, the Company records in the statements of operations the effect of ceded credit derivative exposures. These amounts were losses of $1 million in Third Quarter 2017, $52 million in Third Quarter 2016, $2 million for Nine Months 2017, and $54 million for Nine Months 2016. The Company has no assumed credit derivative exposures.

Amounts Due (To) From All Reinsurers
As of September 30, 2017

	Assumed Premium	Ceded Premium, net of Commissions	Ceded Expected Loss to be Paid
	(in millions)
Affiliated Companies	$1	$(94)	$135
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited	—	(4)	36
Syncora Guarantee Inc.	12	(18)	(11)
Other	—	(3)	—
Total Non-Affiliated Companies	12	(25)	25
Total	$13	$(119)	$160

Ceded and Assumed Business

The Company has ceded financial guaranty business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company ceded a portion of its insured risk to the reinsurer in exchange for the reinsurer receiving a share of the Company's premiums for the insured risk (typically, net of a ceding commission). The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company's ceded contracts generally allow the Company to recapture ceded financial guaranty business after certain triggering events, such as reinsurer downgrades.

AGM is also party to reinsurance agreements as a reinsurer to its affiliated financial guaranty insurance companies. In 2013, MAC assumed a book of U.S. public finance business from AGM and AGC.

The Company has assumed business primarily from its affiliate, AGC.  Under this relationship, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium.  The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of the ceding company if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating.  Upon termination under these conditions, the Company may be required to return to the ceding company unearned premiums and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to the Assumed Business.  Upon the occurrence of the conditions set forth above, whether or not an agreement is terminated, the Company may be obligated to increase the level of ceding commission paid.

During the first quarter of 2017, the Company entered into a commutation agreement to reassume the entire portfolio previously ceded to one of its unaffiliated reinsurers, consisting predominantly (over 97%) of U.S. public finance and international public and project finance exposures. During Third Quarter 2017, the Company entered into a commutation agreement where it reassumed the entire portfolio previously ceded to one of its unaffiliated reinsurers under quota share reinsurance, consisting predominantly of U.S. public finance and international public and project finance exposures. The table below summarizes the effect of commutations.

Commutations of Ceded Reinsurance Contracts

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(in millions)
Increase (decrease) in net unearned premium reserve	$59	$0	$77	$0
Increase (decrease) in net par outstanding	3,021	56	4,194	56
Commutation gains (losses)	251	13	324	13

Other Monoline Exposures

In addition to the Company's assumed and ceded reinsurance arrangements with other monoline financial guaranty insurers, the Company may also have exposure to such companies in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by affiliated and third party insurers. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may change based on the rating of the monoline. As of September 30, 2017, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $73 million insured by National Public Finance Guarantee Corporation (National), $69 million insured by Ambac, $49 million insured by AGC, and $8 million insured by other guarantors.

Reinsurance and Other Exposures to Monolines

	Par Outstanding
	As of September 30, 2017
Reinsurer	Ceded Par Outstanding (1)	Assumed Par Outstanding	Second-to-Pay Insured Par Outstanding (2)
	(in millions)
Affiliated Companies:
AGC (3) (4)	$4,772	$14,743	$154
Assured Guaranty Re Ltd. (4)	51,448	—	—
Affiliated Companies	56,220	14,743	154
Non-Affiliated Companies:
Reinsurers rated investment grade:
National	—	—	1,775
Subtotal	—	—	1,775
Reinsurers rated BIG or not rated:
American Overseas Reinsurance Company Limited (4)	2,445	—	—
Syncora Guarantee Inc. (4)	1,994	488	475
ACA Financial Guaranty Corp.	208	—	—
Ambac and Ambac Assurance UK Limited	—	—	1,054
Financial Guaranty Insurance Company and FGIC UK Limited	—	—	477
MBIA Insurance Corporation	—	—	175
Ambac Assurance Corp. Segregated Account	—	—	49
Subtotal	4,647	488	2,230
Other (4)	41	—	1
Total Non-Affiliated Companies	4,688	488	4,006
Total	$60,908	$15,231	$4,160
____________________

(1)	Of the total ceded par to reinsurers rated BIG or not rated, $305 million is rated BIG.

(2)
The par on second-to-pay exposure where the primary insurer and underlying transaction rating are both BIG and/or not rated is $326 million. In November 2017 $259 million of that amount was terminated due to refinancing of the underlying exposures.

(3)    Assumed par outstanding includes $14,715 million assumed by MAC from AGC.

(4)
The total collateral posted by all affiliated and non-affiliated reinsurers required to post, or that had agreed to post, collateral as of September 30, 2017, was approximately $1.3 billion. The collateral excludes amounts posted by AGM for the benefit of AGE.

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into a $360 million aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2016 that covers losses occurring either from January 1, 2016 through December 31, 2023, or January 1, 2017 through December 31, 2024, at the option of AGC, AGM and MAC. It terminates on January 1, 2018, unless AGC, AGM and MAC choose to extend it. The facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2015, excluding credits that were rated non-investment grade as of December 31, 2015 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.25 billion in the aggregate. The facility covers a portion of the next $400 million of losses, with the reinsurers assuming pro rata in the aggregate $360 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $40 million. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $9 million of premiums in 2016 (of which AGM and MAC paid approximately $8 million) for the term January 1, 2016 through December 31, 2016 and approximately $9 million (of which AGM and MAC paid approximately $8 million) of premiums for January 1, 2017 through December 31, 2017.

14.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, certain of the Company's subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, the Company has commenced a number of legal actions in the U.S. District Court for the District of Puerto Rico to enforce its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See the "Exposure to Puerto Rico" section of Note 4, Outstanding Exposure, for a description of such actions. The amounts, if any, the Company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

AGM receives subpoenas duces tecum and interrogatories from regulators from time to time.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

Proceedings Resolved Since December 31, 2016

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator of the MASTR Adjustable Rate Mortgages Trust 2007-3 (Wells Fargo), filed an interpleader complaint in the U.S. District Court for the Southern District of New York seeking adjudication of a dispute between Wales LLC (Wales) and AGM as to whether AGM is entitled to reimbursement from certain cashflows for principal claims paid in respect of insured certificates. After the court issued an opinion on September 30, 2016, denying a motion for judgment on the pleadings filed by Wales, Wales sold its interests in the MASTR Adjustable Rate Mortgage Trust 2007-3 certificates, and on March 20, 2017, the court dismissed the case.

15.    Credit Facilities

Committed Capital Securities

AGM has entered into put agreements with four separate custodial trusts allowing AGM to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. The custodial trusts were created for the primary purpose of issuing $50 million face amount of AGM CPS, investing the proceeds in high-quality assets and entering into put options with AGM. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGM access to new equity capital at its sole discretion through the exercise of the put options. Upon AGM's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGM preferred stock. AGM may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGM continues to have the ability to exercise its respective put options and cause the related trusts to purchase its preferred stock.

Prior to 2007, the amounts paid on the AGM CPS were established through an auction process. All of those auctions failed in 2007, and the rates paid on the AGM CPS increased to their respective maximums. The annualized rate on the AGM CPS is one-month LIBOR plus 200 basis points.

Please refer to Note 7, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

16.    Other Comprehensive Income

The following tables present the changes in each component of accumulated other comprehensive income and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2017

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2017	$108	$4	$(17)	$95
Other comprehensive income (loss) attributable to AGM before reclassifications	22	(14)	2	10
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(21)	14	—	(7)
Tax (provision) benefit	7	(5)	—	2
Total amount reclassified from AOCI, net of tax	(14)	9	—	(5)
Net current period other comprehensive income (loss) attributable to AGM	8	(5)	2	5
Balance, September 30, 2017	$116	$(1)	$(15)	$100

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2016	$198	$(38)	$(17)	$143
Other comprehensive income (loss) attributable to AGM before reclassifications	(24)	6	(5)	(23)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	0	3	—	3
Tax (provision) benefit	0	(1)	—	(1)
Total amount reclassified from AOCI, net of tax	0	2	—	2
Net current period other comprehensive income (loss) attributable to AGM	(24)	8	(5)	(21)
Balance, September 30, 2016	$174	$(30)	$(22)	$122

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2017

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2016	$49	$(8)	$(29)	$12
Other comprehensive income (loss) attributable to AGM before reclassifications	88	(1)	14	101
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(30)	12	—	(18)
Net investment income	(1)	—	—	(1)
Tax (provision) benefit	10	(4)	—	6
Total amount reclassified from AOCI, net of tax	(21)	8	—	(13)
Net current period other comprehensive income (loss) attributable to AGM	67	7	14	88
Balance, September 30, 2017	$116	$(1)	$(15)	$100

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2015	$137	$(23)	$(8)	$106
Other comprehensive income (loss) attributable to AGM before reclassifications	43	(19)	(14)	10
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(7)	19	—	12
Net investment income	(3)	—	—	(3)
Tax (provision) benefit	4	(7)	—	(3)
Total amount reclassified from AOCI, net of tax	(6)	12	—	6
Net current period other comprehensive income (loss) attributable to AGM	37	(7)	(14)	16
Balance, September 30, 2016	$174	$(30)	$(22)	$122

17.	Subsequent Events

Subsequent events have been considered through December 14, 2017, the date on which these financial statements were issued, and are discussed in the notes above. Such events include:

•
In November 2017, the New York Superintendent approved AGM's request to repurchase shares of its common stock for approximately $100 million. Please refer to Note 11, Insurance Company Regulatory Requirements.